Morgan Stanley Variable Investment Series - Multi Cap
Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Groupon Inc.
Purchase/Trade Date:	11/3/2011
Size of Offering/shares: 35,000,000
Offering Price of Shares: $20.00
Amount of Shares Purchased by Fund:  32,956
Percentage of Offering Purchased by Fund: 0.094
Percentage of Fund's Total Assets: 0.27
Brokers: Morgan Stanley, Goldman, Sachs & Co., Credit
Suisse
Purchased from:  Goldman Sachs

Securities Purchased:	Linkedin Corp. Class A Common
Stock
Purchase/Trade Date:	11/16/2011
Size of Offering/shares: 8,750,000 shares
Offering Price of Shares: $71.000
Amount of Shares Purchased by Fund: 9,169 shares
Percentage of Offering Purchased by Fund: 0.105
Percentage of Fund's Total Assets: 0.28
Brokers: Morgan Stanley, BofA Merrill Lynch, JP Morgan,
Allen & Company LLC, UBS Investment Bank
Purchased from:  JP Morgan

Securities Purchased:	 Zynga Inc.
Purchase/Trade Date:	 12/15/2011
Size of Offering/shares: 100,000,000 shares
Offering Price of Shares: $10.000
Amount of Shares Purchased by Fund: 133,864 shares
Percentage of Offering Purchased by Fund: 0.134
Percentage of Fund's Total Assets: 0.61
Brokers:  Morgan Stanley, Goldman, Sachs & Co., BofA
Merrill Lynch, Barclays Capital, J.P. Morgan, Allen &
Company LLC
Purchased from:  Goldman Sachs